News Release

         Berry Petroleum Company
         Phone (661) 616-3900
         5201 Truxtun Avenue, Suite 300
         E-mail:  ir@bry.com
         Bakersfield, California 93309-0640
         Internet:  www.bry.com

         Contacts:  Jerry V. Hoffman, Chairman, President and CEO  - -
                    Ralph J. Goehring, SVP & CFO
April 24, 2003                                  For Immediate Release


                       BERRY PETROLEUM COMPANY
                  TO ACQUIRE UINTA BASIN PROPERTIES

     Bakersfield, California - Berry Petroleum Company (NYSE:BRY) today announced that it has entered into a Purchase and Sale Agreement with Williams Production RMT Company, a unit of Williams (NYSE:WMB), to acquire its Brundage Canyon, Utah properties in the Uinta Basin for approximately $49 million. The Brundage Canyon properties, located in northeastern Utah, consist of approximately 43,500 net acres, and are currently producing approximately 2,200 net BOE per day of light crude oil and natural gas. Berry estimates the proved reserves at 8.6 million BOE (75% light oil and 25% natural gas).

     Jerry  V.  Hoffman,  Chairman,  President  and  Chief  Executive
Officer, stated, "This acquisition will establish an operating position for Berry in the Rockies, which meets one of our 2003 stated goals, and provides the Company with geographic and reserve diversification. The Brundage Canyon property has considerable upside potential. Our technical personnel have identified numerous additional drilling locations and we may drill up to 26 wells in 2003, depending upon the timing of our close with Williams. Our objective is to build a sizeable portfolio of assets outside of California and to diversify our heavy oil asset base. We believe the Uinta Basin and the surrounding area offers Berry numerous opportunities to achieve this goal through additional acquisitions and/or through the drill bit."

     The effective date of the transaction is April 1, 2003. The completion of the transaction is subject to certain conditions and there is no assurance that all such conditions will be satisfied. Closing is expected in the third quarter of 2003.

     Berry Petroleum Company is a publicly traded independent oil and
gas   production  and  exploitation  company  with  headquarters   in
Bakersfield, California.

"Safe harbor under the Private Securities Litigation Reform Act of 1995:" This release may contain descriptions of the Company's expectations regarding future business activities. These forward-looking statements are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Accordingly, actual results may differ materially from those contemplated by the forward-looking statements.

                               Exhibit 99.1